EXHIBIT 4.6

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RATEXCHANGE CORPORATION

RateXchange Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation has duly adopted a resolution proposing and declaring advisable an Amendment to the Certificate of Incorporation of the Corporation changing the name of the Corporation to “MCF Corporation.” The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of RateXchange Corporation be amended by changing Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

FIRST: Effective 12:01 am July 22, 2003, the name of this Corporation is MCF Corporation.

SECOND: That on June 20, 2003, the aforesaid amendments were duly adopted by stockholder vote in accordance with the applicable provisions of Section 242 and Section 211 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 21st day of July 2003.

By:

/s/ D. Jonathan Merriman
D. Jonathan Merriman
Chairman and Chief Executive Officer
RateXchange Corporation.